                                                          EXHIBIT 21.1

SUBSIDIARIES OF FINLAY ENTERPRISES, INC.                      JURISDICTION
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Finlay Fine Jewelry Corporation                                Delaware
Finlay Jewelry, Inc.                                           Delaware
Finlay Merchandising & Buying, Inc.                            Delaware
Sonab Holdings, Inc.                                           Delaware
Sonab International, Inc.                                      Delaware
Societe Nouvelle D'Achat de Bijouterie - S.O.N.A.B.            France
eFinlay, Inc.                                                  Delaware
Carlyle & Co. Jewelers                                         Delaware
Carlyle & Co. of Montgomery                                    Alabama
J.E. Caldwell & Co.                                            Pennsylvania
Park Promenade, Inc.                                           Florida